Exhibit 10.9
Execution Version
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED PURSUANT TO REGULATION S-K, ITEM 601(B) BECAUSE THE REGISTRANT HAS DETERMINED THAT THE OMITTED INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
CREDIT AGREEMENT
Dated as of November 20, 2024
between
FERVO HOLDCO LLC,
as the Borrower,
and
MERCURIA ENERGY TRADING SA,
as a Lender

(continued)
II

(continued)
III

(continued)

Page

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Solvency Certificate
Exhibit C-1	Form of U.S. Tax Compliance Certificate
Exhibit C-2	Form of U.S. Tax Compliance Certificate
Exhibit C-3	Form of U.S. Tax Compliance Certificate
Exhibit C-4	Form of U.S. Tax Compliance Certificate
IV

CREDIT AGREEMENT
THIS CREDIT AGREEMENT is made as of November 20, 2024, by and between FERVO HOLDCO LLC, a Delaware limited liability company (the "Borrower") and MERCURIA ENERGY TRADING SA ("Mercuria" or the "Lender").
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lender extend, and the Lender has agreed to extend, on the terms and conditions set forth in this Agreement and the other Financing Documents, a term facility in an aggregate principal amount of forty million dollars ($40,000,000); and
WHEREAS, the Lender is willing to extend the credit described above to the Borrower on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:
ARTICLE I
DEFINED TERMS AND INTERPRETATIONS
Section 1.1    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
"Additional Capital Source Investment" means funds raised by the Parent after the Effective Date for the purpose of funding the development of the Projects, which may include but is not limited to: (i) a sale of Equity Interests of any Intermediate Holdco or PPA Subsidiary or (ii) a third party investment for the purpose of receiving Tax Credits available with respect to a Project.
"Additional Capital Sources" means (i) any Additional Capital Source Investment or (ii) a Tax Credit Purchase Transaction.
"Adjusted Term SOFR" means, with respect to any Loan for any Interest Period, an interest rate per annum equal to the sum of (a) the Term SOFR of such Interest Period plus (b)(i) 0.10% (10 basis points) for an Interest Period of one (1) month's duration and (ii) 0.20% (20 basis points) for an Interest Period of three (3) month's duration; provided, however, that if the rate per annum obtained shall be less than the Floor, the "Adjusted Term SOFR" shall be deemed to be the Floor for purposes of this Agreement.
"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that in no event shall Mercuria or any of its Affiliates or any other investment funds sponsored or advised by or under common management with Mercuria or any of its Affiliates be considered an "Affiliate" of the Loan Parties or any of their respective Subsidiaries.

"Agreement" means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.
"Anti-Corruption Laws" means any law of any jurisdiction relating to corruption in which the Borrower performs business, including the United States Foreign Corrupt Practices Act of 1977, as amended, and where applicable, legislation relating to corruption enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.
"Anti-Money Laundering Laws" means the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and all money laundering-related laws of the United States and other jurisdictions where the Borrower conducts business or owns assets, and any related or similar law issued, administered or enforced by any Governmental Authority.
"Applicable Margin" means seven and a half percent (7.50%).
"Approved Project" has the meaning given to such term in the LC Facility Agreement.
"Asset Level Financing" means a customary, non-recourse project finance style financing for the development, construction and operation of an Approved Project by a PPA Subsidiary that has (a) a debt-to-equity ratio of no greater than 70:30, and (b) would allow for the exercise by the Lender or Collateral Agent of any rights and remedies under the Pledge and Security Agreement upon an Event of Default hereunder; provided that, as of the Effective Date, the Cape Phase I Asset Level Financing shall be deemed to constitute an Asset Level Financing for purposes of this Agreement.
"Availability Period" means the period beginning on the Effective Date and ending on the Maturity Date.
"Board" means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
"Borrower" has the meaning given to such term in the preamble hereto.
"Borrower Model" means the financial model with the file name "Fervo Borrower Model (11.15.2024)."
"Borrowing" means the Loans made by the Lender required to make such Loans on the same Business Day and pursuant to the same Borrowing Request.
"Borrowing Date" means each date upon which a Borrowing is made (including the Effective Date).
"Borrowing Request" means a Loan request and certificate duly executed and delivered by a Responsible Officer of the Borrower substantially in the form of Exhibit A hereto.
"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed.

"Cape Phase I Asset Level Financing" means that certain Loan Agreement, dated as of August 13, 2024, by and among Cape Generation Station 1 LLC, a Delaware limited liability company ("Cape 1"), Cape Generation Station 3 LLC, a Delaware limited liability company ("Cape 3") and XRL ALC, LLC, a Delaware limited liability company ("XRC") and the transactions, instruments, agreements, documents and writings contemplated thereunder, which for the avoidance of doubt shall include that certain Security Agreement, dated as of August 13, 2024, by and among Cape 1, Cape 3 and XRC and that certain Pledge and Security Agreement, dated as of August 13, 2024, by and between Cape Phase I HoldCo LLC, a Delaware limited liability company ("Cape Phase I HoldCo") and XRC.
"Cape Phase I Entities" means Cape 1 and Cape 3.
"Capital Leases" means, in respect of any Person, all leases which are, in accordance with GAAP, recorded or required to be classified and accounted for as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. Any lease that was or would be treated as an operating lease under GAAP on the Effective Date shall be treated as an operating lease for all purposes under this Agreement, and any lease that was or would be treated as a capital lease under GAAP on the Effective Date shall be treated as a capital lease for all purposes under this Agreement, in each case, regardless of any change in GAAP after the Effective Date.
"Cash Equivalent Investment" means (a) securities or other obligations of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than twenty four (24) months from the date of acquisition thereof, (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than twenty four (24) months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then from another nationally recognized rating service), (c) commercial paper rated A-3 or better by S&P or P-3 or better by Moody's, (d) demand deposit accounts maintained in the ordinary course of business (or, if at any time neither S&P nor Moody's shall be rating such obligations, an equivalent rating from another nationally recognized rating service), (e) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of one hundred million dollars ($100,000,000); provided, in each case, that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest, and (f) marketable short-term money market and similar funds (i) either having assets in excess of five hundred million dollars ($500,000,000) or (ii) having a rating of at least A-3 or P-3 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, an equivalent rating from another nationally recognized rating service).
"Casualty Event" means any loss, casualty or other insured or uninsured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any Subsidiary that causes the Property to be rendered unfit for use in the business of the Borrower or any such Subsidiary for any reason whatsoever.

"Change in Control" means (a) the Parent ceases to own and Control one hundred percent (100%) of the Equity Interests of the Borrower; (b) the Borrower ceases to directly own and Control fifty-one percent (51%) of the Equity Interests of and Control any Intermediate Holdco; or (c) the Intermediate Holdco ceases to directly or indirectly own fifty-one percent (51%) of the Equity Interests of and Control any Subsidiary that owns an Approved Project, except pursuant to a Disposition permitted pursuant to this Agreement.
"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any written request, guideline or directive (whether or not having the force of law, but if not having the force of law then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the date of this Agreement.
"Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor.
"Collateral" means the "Pledged Collateral" as defined in the Pledge and Security Agreement.
"Collateral Agent" means Mercuria Energy Trading SA or any permitted successor appointed pursuant to the Intercreditor Agreement.
"Collateral Documents" means the Pledge and Security Agreement, each Control Agreement and each other agreement executed and delivered by the Borrower, the PPA Subsidiaries and/or the Parent that creates (or purports to create) a first priority Lien upon the Collateral in favor of the Collateral Agent to secure any Secured Obligations (as defined in the Intercreditor Agreement); provided that, for the avoidance of doubt, no mortgages on real property shall be required by the Collateral Agent.
"Commitment Fee" has the meaning given to such term in Section 2.8(a).
"Commitment Fee Percentage" means two percent (2%) per annum.
"Commitment Termination Event" means (a) the occurrence of any Event of Default described in Section 8.1(a) to Section 8.1(c) or (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.2 or (ii) the giving of notice by the Lender to the Borrower that the Term Loan Commitments have been terminated.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Confidential Information" has the meaning given to such term in Section 10.7(a).
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
"Control Agreement" means an agreement in form and substance reasonably satisfactory to the Lender and the Collateral Agent which provides for the Collateral Agent to have"Control" (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to Deposit Accounts).
"Debt" means, for any Person, the sum of the following (without duplication) of (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers' acceptances, debentures, notes or other similar instruments, (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments issued or created by or for the account of such Person, (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (excluding trade accounts payable in the ordinary course of business and not more than ninety (90) days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP), (d) net obligations of such Person under any Swap Agreement, (e) all Debt (as defined in the other clauses of this definition) (excluding any prepaid interest thereon) of another Person secured by (or for which the Lender of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person, to the extent of the lesser of (i) the amount of such Debt and (ii) the fair market value (as determined by the Borrower in good faith) of the Property of such Person securing such Debt, (f) all obligations under Capital Leases and Synthetic Lease Obligations, (g) all obligations of such Person, contingent or otherwise, to redeem, retire or otherwise acquire for value any Equity Interest of such Person and (h) all guarantees of such Person in respect of any of the foregoing.
"Default" means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
"Default Rate" has the meaning given to such term in Section 2.6(b).
"Deposit Account" means a "deposit account" as that term is defined in Section 9-102(a) of the UCC.
"Disposition" or "Dispose" means a sale, lease or sublease (as lessor or sublessor), sale leaseback, assignment, conveyance, license, transfer or other disposition by a Person to, or any exchange of Property by such Person with, any other Person (including by way of a Fundamental Change), in one transaction or a series of transactions, of all or any part or portion of such former Person's businesses, assets and/or Properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including any Equity Interests.
"dollar" and the sign "$" mean lawful money of the United States of America.
"Effective Date" has the meaning set forth in Section 4.1.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
"Event of Default" has the meaning given to such term in Section 8.1.
"Excepted Liens" means
(a)    Liens of the Collateral Agent on behalf of the Secured Parties under any Collateral Document;
(b)    Liens for Taxes, assessments or other governmental charges or levies, which are not delinquent, or which are being contested in good faith by appropriate action and for which adequate reserves have been established to the extent required by and in accordance with GAAP;
(c)    Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies and burdening deposit accounts, securities accounts, any security entitlements carried therein or other funds maintained with a creditor depository institution;
(d)    Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business or otherwise constituting Investments permitted by Section 7.4;
(e)    judgment and attachment Liens not giving rise to an Event of Default under Section 8.1(i);
(f)    Liens on the Parent's Property not constituting Collateral;
(g)    Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;
(h)    Liens created pursuant to Asset Level Financings;
(i)    purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by a Borrower not exceeding one million dollars ($1,000,0000) in the aggregate at any one time outstanding;
(j)    carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(k)    pledges or deposits in the ordinary course of business in connection with public utility services provided to the Borrower or a Subsidiary;
(l)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;
(m)    Liens (i) of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry, and (iii) in favor of an LC Issuer (as defined in the LC Facility Agreement) of an Acceptable Letter of Credit encumbering deposits that constitute Cash Collateral (as defined in the LC Facility Agreement) for such letters of credit;
(n)    any interest or title of a lessor, grantor, sublessor, licensor or sublicensor under leases, subleases, easements, licenses or sublicenses permitted by this Agreement that are entered into in the ordinary course of business;
(o)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, or (ii) secure any Debt; and
(p)    any other Liens in an aggregate amount not exceeding five hundred thousand dollars ($500,000).
"Excluded Taxes" means, with respect to the Lender, as the case may be, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Financing Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal place of business or principal office in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding tax that is imposed on amounts payable to or for the account of the Lender with respect to an applicable Term Loan Commitment or a payment under the Financing Documents pursuant to a law in effect on the date on which (i) the Lender acquires Term Loan Commitments or Financing Document or (ii) the Lender changes its principal place of business or principal office, except to the extent that the Lender (or its assignor, if any) was entitled, at the time of designation of a new principal place of business or principal office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 3.3(a) or Section 3.3(c), (c) Taxes attributable to such recipient's failure to comply with Section 3.3(e), and (d) any U.S. federal withholding Taxes imposed by FATCA.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
"Financial Officer" means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.
"Financing Documents" means this Agreement, the LC Facility Agreement, the Collateral Documents, the Intercreditor Agreement, and all other agreements, certificates, documents or instruments from time to time executed or delivered in connection with or pursuant to any of the foregoing and designated as a "Financing Document".
"Fiscal Quarter" means any calendar quarter of a Fiscal Year.
"Fiscal Year" means any period of twelve (12) consecutive calender months beginning on January 1 (inclusive) and ending on December 31 (inclusive); each reference to a Fiscal Year with a number corresponding to any calendar year (e.g., the "2024 Fiscal Year") refers to the Fiscal Year ending on December 31 occurring during such calendar year.
"Fitch" means Fitch Ratings, Inc., together with its successors.
"Floor" means a rate of interest equal to three percent (3%).
"Fundamental Change" has the meaning given to such term in Section 7.6.
"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.5.
"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government having jurisdiction over the Borrower, the Lender or any of their assets.
"Impairment Loss" means a loss of paid-in equity at any Subsidiary of the Borrower due to an impairment event at such Subsidiary described in Section 6.1(i) which amount shall be determined by the Borrower in good faith in accordance with, and subject to the right of the Lenders to appoint an independent appraiser pursuant to, Section 6.1(i).
"Indemnified Claims" has the meaning assigned to it in Section 10.4(b).
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder or under any other Financing Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
"Initial Borrowing" means the first Borrowing on the Effective Date.
"Interconnection Agreement" means any agreement listed on Schedule 5.20 as of the date hereof.
"Intercreditor Agreement" means that certain Collateral Agency and Intercreditor Agreement, dated as of the date hereof, among the Borrower, the Parent, the Collateral Agent, the Lender and other Secured Parties party thereto from time to time.
"Interest Period" means the period commencing on the date that is the first Business Day of each calendar month and ending on the last Business Day of such calendar month; provided that the initial Interest Period shall be deemed to have commenced on the Effective Date and ended on November 30, 2024.
"Intermediate Holdco" means each Subsidiary of the Borrower that Controls any PPA Subsidiary; for the avoidance of doubt, "Intermediate Holdco" includes each Subsidiary of the Borrower that Controls any Released PPA Subsidiaries.
"Investment" means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person; (c) the purchase or acquisition (in one or a series of transactions) of Property (other than Equity Interests) of another Person that constitutes a business unit or all or a substantial part of the business of such other Person; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced or extended to such Person.
"Law" means any statute, law, code, regulation, ordinance, rule, treaty, order, decree, permit, concession, franchise, license or official interpretive or advisory opinion relating to the foregoing of any Governmental Authority. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
"LC Facility Agreement" means that certain Letter of Credit Facility Agreement, dated as of November 20, 2024, between Mercuria Energy Trading SA, as the LC Lender, and the Borrower, as the borrower thereunder.
"LC Facility Exposure" has the meaning given to such term in the LC Facility Agreement.
"LC Lender" has the meaning given to such term in the LC Facility Agreement.

"Lender" has the meaning given to such term in the preamble.
"Lender Change in Control" has the meaning given to such term in Section 10.5(c).
"Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a Capital Lease, consignment, bailment for security purposes, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations (or any Synthetic Lease Obligations having substantially the same economic effect as any of the foregoing).
"Loan Party" means the Borrower, each Intermediate Holdco and each PPA Subsidiary (until such PPA Subsidiary becomes a Released PPA Subsidiary in accordance with the terms hereto).
"Material Adverse Effect" means any event, condition or circumstance (including any recapture or disallowance of Tax Credits generated by an Approved Project or a Change in Law that results in any such Tax Credits no longer being available or eligible for sale or transfer) that has had or would reasonably be expected to have a material adverse effect on (a) the Properties, financial condition, businesses or operations of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform fully any of its material obligations under any of the Financing Documents, (c) the validity or enforceability of the Financing Documents, or (d) the ability of the Collateral Agent or the other Secured Parties to enforce any of their material rights or remedies under the Financing Documents.
"Maturity Date" means the third (3rd) anniversary of the Effective Date.
"Measuring Date" means (a) the date on which a Borrowing Request is delivered, (b) the date on which Loans are prepaid pursuant to Section 2.9, (c) the date of a Disposition of Property, (d) the date on which a Loan Party enters into (i) an Asset Level Financing, or (ii) any third party Debt for borrowed money in excess of $10,000,000 and any refinancing thereof, and (e) the last Business Day of each of March, June, September and December.
"Mercuria" has the meaning given to such term in the preamble hereto.
"Monthly Payment Date" means the last Business Day of each calendar month.
"Moody's" means Moody's Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
"Net Asset Value" means, with respect to the Borrower as of any Measuring Date, the total of all assets of the Borrower as would generally be classified as such in accordance with (i) GAAP for balance sheet purposes, but not including right of use assets for land leases, less (ii) any Impairment Losses. For purposes of calculating the total assets of the Borrower, (i) the value of any PPA Subsidiary party to an Asset Level Financing or Additional Capital Source Investment shall be determined based on the net present value using a discount rate of fifteen percent (15%)

of cash flows to equity reflected in the base case financial model delivered to the lenders or their agent or the investors, as applicable, in connection with such PPA Subsidiary's Asset Level Financing or Additional Capital Source Investment. provided that, if applicable, the base case financial model delivered to the lenders in connection with such PPA Subsidiary's Asset Level Financing will take precedence over the base case financial model delivered to the investors in connection with such PPA Subsidiary's Additional Capital Source Investment, and (ii) the value of any Intermediate Holdco party to an Additional Capital Source Investment shall be determined based on the net present value using a discount rate of fifteen percent (15%) of cash flows to equity reflected in the base case financial model delivered to the investors in connection with such Intermediate Holdco's Additional Capital Source Investment.
''Net Disposition Proceeds" means, with respect to any Disposition of any assets or property of any Loan Party, the excess of:
(a)    the gross cash proceeds received by such Loan Party from any such Disposition and any cash payments when received in respect of promissory notes or other non-cash consideration delivered to such Loan Party in respect thereof, over
(b)    the sum of (i) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such Disposition, (ii) all Taxes and other governmental costs and expenses actually paid or estimated by the Borrower (in good faith) to be payable in cash in connection with such Disposition, and (iii) payments made by any Loan Party to retire Debt where payment of such Debt is required in connection with such Disposition.
"Obligations" has the meaning given to such term in the Intercreditor Agreement.
"Organizational Documents" means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to such corporation's jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
"Other Connection Taxes" means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Financing Document).
"Other Taxes" means any and all present or future stamp, court or documentary, intangible, recording or similar Taxes arising from any payment made under, from the execution, delivery,

enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Financing Document, except any such Taxes that are Other Connection Taxes imposed solely with respect to an assignment of Term Loan Commitments.
"Parent" means Fervo Energy Company, a Delaware corporation.
"Patriot Act" means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Pledge and Security Agreement" means that certain Pledge and Security Agreement, dated as of the date hereof, between the Parent, the Borrower, each PPA Subsidiary party thereto, each Intermediate Holdco party thereto and the Collateral Agent.
"Power Purchase Agreement" means any agreement listed on Schedule 5.19 as of the date hereof, or subsequently entered into in accordance with Section 7.9(c) hereof.
"PPA Subsidiaries" means each entity that has entered into a Power Purchase Agreement, as designated on Schedule 5.13 (as the same is updated from time to time in accordance with Section 5.13).
"Prohibited Party" means any Person who is (or whose Affiliate is) a competitor of the Parent, the Borrower or any of its Subsidiaries, is engaged in the business of owning, developing, constructing and operating Projects such as those owned, developed, constructed and operated by the Parent, the Borrower or any of its Subsidiaries or who holds a similar evidence of Debt in other geothermal companies, other geothermal projects or other geothermal assets.
"Project" means a geothermal power generation facility including any energy management equipment, turbines, generators, condensers, cooling systems, gas removal systems and abatement systems, communication systems, connectors, meters, disconnects, switchgear and over current devices (including any replacement or additional parts included from time to time), all structures or improvements erected on the site, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto, real property rights, warranties, interconnection rights, offtake agreements or Swap Agreements (including any swap implemented for purposes of hedging commodity price risk) and/or other contractual rights, in any stage of development, construction or operation.
"Project Document" means any agreement listed on Schedule 5.19 or Schedule 5.20 or any other contract to which the applicable PPA Subsidiary for such Project is a party with respect to the development, construction, and operation and maintenance of, and sales of and transmission of electricity or other assets from, such Project, along with all amendments and supplements thereto as of the date hereof, or subsequently entered into in accordance with Section 7.9(c) hereof, for which an Acceptable Letter of Credit has been posted and remains outstanding as of such date pursuant to this Agreement.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.
"Register" has the meaning given such term in Section 10.6.
"Released PPA Subsidiary" means (a) the Cape Phase I Entities and (b) a PPA Subsidiary that has complied with the relevant conditions set forth in Section 9.1.
"Responsible Officer" means, as to any Person, the chief executive officer, the president, any financial officer or any vice president of such Person. Unless otherwise specified, all references to a Responsible Officer herein mean a Responsible Officer of the Borrower.
"Restricted Payment" means (a) any dividend or other distribution (whether in cash, securities or other Property) to any Person other than the Borrower or any of its Subsidiaries with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries and (b) any payment of management fees, advisory fees or similar fees to any Affiliate of the Borrower other than the Borrower or any of its Subsidiaries by the Borrower or any of its Subsidiaries.
"S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
"Sanctioned Country" means, at any time, a country, region or territory which is itself the target of country-wide or territory-wide Sanctions (as of the Effective Date, Crimea, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, the so-called Donetsk People's Republic and Luhansk People's Republic, Cuba, Iran, North Korea and Syria).
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or applicable non-U.S. Governmental Authority under Sanctions, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned fifty percent (50%) or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any person otherwise the subject of Sanctions.
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or U.S. Department of State, the European Union or its Member States, or His Majesty's Treasury of the United Kingdom.
"Secured Obligations" has the meaning given to such term in the Intercreditor Agreement.
"Secured Parties" has the meaning given to such term in the Intercreditor Agreement.

“Securities Account” means a “securities account” as that term is defined in Section 8-501 of the UCC.
“Securities Act” means the Securities Act of 1933, as amended.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Subsidiary” means, with respect to any Person at any date (the “Owner Entity”), any other Person the accounts of which would be consolidated with those of the Owner Entity in the Owner Entity’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) the management decisions of which, as of such date, are otherwise controlled, in each case, directly or indirectly through one or more intermediaries, or both, by the Owner Entity. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a direct or indirect Subsidiary of the Borrower.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar transaction, whether exchange traded, “over-the-counter” or otherwise (for the avoidance of doubt, including on a prepaid basis), involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the Debt of such Person (without regard to accounting treatment).
“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Credit” means the production tax credit under Section 45 of the Code or the investment tax credit under Section 48 of the Code.

“Tax Credit Documents” means the definitive documents evidencing the purchase by a Tax Credit Purchaser of Tax Credits, including without limitation as any of the following may be applicable: (i) a Tax Credit Purchase Agreement and (ii) all other agreements and other documents contemplated thereby or in connection therewith.
“Tax Credit Purchase Agreement” means any Tax Credit purchase agreement or similar agreement to be entered into in connection with a Tax Credit Purchase Transaction.
“Tax Credit Purchase Transaction” means (a) the sale of Tax Credits generated by a Project pursuant to and in accordance with a Tax Credit Purchase Agreement and (b) the execution and delivery of the definitive Tax Credit Documents to the Lender.
“Tax Credit Purchaser” means the buyer or purchaser of Tax Credits pursuant to a Tax Credit Purchase Agreement.
“Term Loan” has the meaning given to such term in Section 2.1.
“Term Loan Commitment” means, the obligation of the Lender to make Term Loans to the Borrower up to an aggregate principal amount equal to forty million dollars ($40,000,000).
“Term SOFR” means, for any calculation with respect to a Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first (1st) day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Consolidated Capital” means, as of the date of any determination, the sum, without duplication, of (a) the Total Exposure Amount and (b) equity capital contributions made to the Borrower as of the date of calculation.
“Total Debt” means, without duplication, Debt of the Borrower and its Subsidiaries (taken as a whole) determined on a consolidated basis in accordance with GAAP (which, for the avoidance of doubt, shall exclude all Debt described in clause (b) of the definition thereof, other than Debt that falls under the definition of the Total Exposure Amount) outstanding at the date of any determination thereof including the Total Exposure Amount.
“Total Exposure Amount” means, on any date of determination, the sum of (a) the outstanding principal amount of all Term Loans, plus (b) the LC Facility Exposure.
“Transaction Expenses” means (a) any expenses incurred by the Borrower or any Subsidiary in connection with the consummation of the Transactions and (b) any other fees or expenses incurred or paid in connection with the transactions contemplated by this Agreement or any other Financing Document, including all fees payable to the Lender, its counsel and consultants and any legal and auditing fees.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and each other Financing Document to which it is a party, including the extensions of credit under the Loans, extensions of credit under the LC Facility Agreement and the use of the proceeds thereof.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“UCC” means the Uniform Commercial Code of the State of New York.
“Unpaid Drawing” has the meaning given to such term in the LC Facility Agreement.
Section 1.2    Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes; provided that after the date hereof and prior to or on the Effective Date, the Exhibits and Schedules may be amended with the consent of the Lender and the Borrower (such consent not to be unreasonably withheld).
Section 1.3    Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement that refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, in each case, to the extent permitted hereunder: provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.
Section 1.4    References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections, definitions and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections, definitions and other subdivisions of this Agreement unless expressly provided otherwise. Exhibits and Schedules to any Financing Document shall be deemed incorporated by reference in such Financing Document. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to “days” shall mean calendar days, unless the term “Business Day” is used. Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns. The term “Pledge and Security Agreement” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings associated therewith, however evidenced, whether in physical or electronic form.
Section 1.5    Calculations and Determinations. Each determination by the Lender of amounts to be paid under Article III or any other matters, which are to be determined hereunder by the Lender shall, in the absence of manifest error, be conclusive and binding. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.
Section 1.6    Divisions. For all purposes under the Financing Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
COMMITMENTS AND BORROWINGS
Section 2.1    Term Loan Commitments.
(a)    Subject to the terms and conditions set forth in this Agreement, the Lender agrees to make one or more Term Loans in dollars to the Borrower from time to time during the Availability Period, but not more than once in any month, in an aggregate principal amount at any one time outstanding up to but not exceeding the Lender's undrawn Term Loan Commitment (individually a “Loan”, and collectively, the “Tenn Loans”).
Section 2.2    Term Loans.
(a)    To request a Borrowing of Term Loans, the Borrower shall deliver an irrevocable written Borrowing Request signed by the Borrower to the Lender not later than 11:00 a.m., New York City time, seven (7) U.S. Government Securities Business Days before the date of the proposed Borrowing (unless otherwise agreed between the Borrower and the Lender). Each such irrevocable written Borrowing Request by the Borrower shall specify the aggregate amount of the Borrowing of Term Loans requested by the Borrower and the date of such Borrowing of Term Loans, which shall be a Business Day. Borrowing shall be in an aggregate amount at least equal to one million dollars ($1,000,000) and in integral multiples of one hundred thousand dollars ($100,000).
(b)    No more than one (1) Borrowing Request may be submitted per calendar month (except such limitation shall not apply to any Borrowing Request for Term Loans used to reimburse the LC Lender for any Unpaid Drawings).
(c)    Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.
Section 2.3    Disbursements.
(a)    Disbursements. If, on the Borrowing Date selected for any Borrowing in accordance with Section 2.1, all applicable conditions precedent contained in this Agreement have been satisfied or waived in accordance with the terms hereof with respect to such Borrowing (including all conditions set forth in this Section 2.3 and all conditions set forth in Sections 4.1 and 4.2, as applicable), the Lender will, on the applicable Borrowing Date, promptly remit to the account of the Borrower designated in the applicable Borrowing Request, the proceeds of the Lender's Borrowing in immediately available funds.
(b)    Evidence of Debt; Notes. The Lender may maintain in accordance with its usual practice an account or accounts evidencing the Debt of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal, interest and fees payable and paid to the Lender from time to time hereunder. In the case where a Lender does not request execution and delivery of a note evidencing the Loans made by the Lender to the Borrower, such account or accounts shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of the Lender to maintain such account or accounts or any error in any such account shall not limit or otherwise affect any Obligations of the Borrower.
Section 2.4    Notes. The Borrower agrees that, upon the request by the Lender, the Borrower will execute and deliver to the Lender, as applicable, a note evidencing the Term Loans made by the Lender.
Section 2.5    [Reserved].
Section 2.6    Interest.
(a)    Interest Rate. The Loans comprising a Borrowing shall accrue interest at a rate per annum equal to the sum of the Adjusted Term SOFR for such Interest Period plus the Applicable Margin.
(b)    Payment of Interest.    Interest accrued on each Loan shall be payable, without duplication:
(i)    on the Maturity Date;

(ii)    on the date of any payment or prepayment, in whole or in part, of principal outstanding on any Loan, on the principal amount so paid or prepaid;
(iii)    on each Monthly Payment Date beginning with the Monthly Payment Date occurring on November 30, 2024; provided that to the extent the end of the Interest Period applicable to such Loan is not a Monthly Payment Date, at the end of such Interest Period, the accrued and unpaid interest in respect of such Loan shall be capitalized and deemed added to the aggregate principal amount of such Loan for purposes of determining the interest and such capitalized interest shall be paid in cash on the next succeeding Monthly Payment Date after the end of such Interest Period (it being understood and agreed that, on each Monthly Payment Date, all accrued and unpaid interest as of such date shall be paid in cash on such Monthly Payment Date, whether or not such date is also the end of the then applicable Interest Period); and
(iv)    Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
(c)    Default Rate. After the date any principal amount of any Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the rate of interest that otherwise would be applicable to such Loan plus three percent (3%) per annum.
(d)    Inability to Determine Rates. If on or prior to the first day of any Interest Period for any Loan, a Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, the Lender will promptly notify the Borrower. The obligations of the Lender to make or continue any Loans on the last day of the Interest Period shall forthwith be suspended until the Lender notifies the Borrower that the circumstances causing such suspension no longer exist or the Lender and the Borrower agree on an alternate rate.
(e)    SOFR Lending Unlawful. If the Lender shall determine that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for the Lender to make or continue any Loan whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, the obligations of the Lender to make, continue or convert any such Loan shall, after the determination thereof, forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, or the Lender and the Borrower agree on an alternate rate.
Section 2. 7    Increased Costs.
(a)    If, after the Effective Date, any Change in Law affects or would affect the capital or liquidity requirements expected to be maintained by the Lender or any Person controlling the Lender, and the Lender determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Term Loan

Commitments or the Loans made by the Lender is reduced to a level below that which the Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by the Lender to the Borrower, the Borrower shall within ten (10) days following receipt of such notice pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling Person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Lender may use any reasonable method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.
(b)    A certificate of an officer of a Lender setting forth the amount or amounts necessary to compensate the Lender as specified in this Section 2.7 shall be delivered to the Borrower and shall be conclusive absent manifest error.
(c)    Promptly after the Lender has determined that it will make a request for increased compensation pursuant to this Section 2.7, the Lender shall notify the Borrower thereof. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.7 for any increased costs or reductions incurred more than two hundred and seventy (270) days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.8    Fees.
(a)    Commitment Fees. The Borrower shall pay the Lender a commitment fee (the “Commitment Fee”) which shall accrue from the Effective Date until the end of the Availability Period at a rate per annum equal to the Commitment Fee Percentage on the average daily undrawn Term Loan Commitment of the Lender (which may be reduced pursuant to Section 2. 10(b)). Accrued Commitment Fees shall be due and payable in arrears on each successive Monthly Payment Date from and after the Effective Date (for Mercuria) until the Maturity Date.
(b)    Upfront Fees. The Borrower agrees to pay to the Lender, one and a half percent (1.5%) of the Term Loan Commitment amount, payable to the Lender on the Effective Date.
Section 2.9    Mandatory Prepayments.
(a)    On each Measuring Date, the Borrower shall make a mandatory prepayment in the amount required to meet the financial covenants set forth in Section 6.15.
(b)    Immediately upon any Commitment Termination Event, the Borrower shall repay the portion of the Loans declared to be due and payable pursuant to Section 8.2.
(c)    Immediately upon any Change in Control, the Borrower shall repay all Loans.

(d)    Upon the occurrence of a Casualty Event in excess of five hundred thousand dollars ($500,000), the Borrower shall make a mandatory prepayment of the Loans in an amount equal to one hundred percent (100%) of the net insurance proceeds actually received in connection with such Casualty Event in the amount required to meet the financial covenants set forth in Section 6.15, except to the extent that (i) no Default or Event of Default has occurred and is continuing, and (ii) within sixty (60) days of any Loan Party obtaining knowledge of such Casualty Event, the Borrower submits to the Lender a reasonably detailed proposal for the application of such proceeds in compliance with the other provisions hereof, and thereafter applies such proceeds in accordance with such proposal within one hundred eighty (180) days after receipt; provided that in the case of a Casualty Event in excess of ten million dollars ($10,000,000) that reasonably would be expected to have a Material Adverse Effect, and such Material Adverse Effect (i) is not susceptible to cure or (ii) has not been cured within sixty (60) days and Borrower has not commenced to cure such Material Adverse Effect within ten (10) Business Days and thereafter continued to use commercially reasonable efforts to effect such cure, the Borrower shall, upon the written request of the Lender, repay all Loans within ten (10) Business Days, and all remaining Term Loan Commitments will thereupon be automatically cancelled.
(e)    No later than ten (10) Business Days following the receipt by any Loan Party of any Net Disposition Proceeds in excess of one million dollars ($1,000,000), the Borrower shall deliver to the Lender a calculation of the amount of such proceeds, and the Borrower shall make a mandatory prepayment of the Loans in an amount equal to one hundred percent (100%) of all such Net Disposition Proceeds, except to the extent that (i) no Default or Event of Default has occurred and is continuing, and (ii) within sixty (60) days of any Loan Party obtaining knowledge of the applicable Disposition, the Borrower submits to the Lender a reasonably detailed proposal for the application of such proceeds in compliance with the other provisions hereof, and thereafter applies such proceeds in accordance with such proposal within three hundred sixty (360) days after receipt there;
(f)    Each prepayment of any Loans made pursuant to this Section 2.9 shall be made together with (i) accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and (ii) any amounts owing pursuant to Section 2.7. For the avoidance of doubt, no premium or penalty shall be required in connection with the mandatory prepayment of any Loans. The Borrower shall give prior written notice of any mandatory prepayment required hereunder (including the date and an estimate of the aggregate amount of such mandatory prepayment at least five (5) Business Days prior thereto); provided that the failure to give such notice shall not relieve the Borrower of its obligation to make such mandatory prepayments on or prior to the dates set forth herein, and the Borrower shall be permitted to make such mandatory prepayments on or prior to such dates.
Section 2.10 Optional Prepayments; Commitment Reductions.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty subject to the requirements of this Section 2.10. Each partial prepayment of any Borrowing under this Section 2.10 shall be in an aggregate amount at least equal to one million dollars ($1,000,000) and an integral multiple of one hundred thousand dollars ($100,000) in excess thereof (or such lesser amount as may be necessary to prepay the aggregate principal amount then outstanding with respect to such Borrowing). Prepayments pursuant to this Section 2.10 shall be applied as directed by the Borrower.
(b)    The Borrower may at any time terminate in whole or reduce in part, on a pro rata basis, unused portions of the Term Loan Commitments without any premium or penalty; provided that (i) the Borrower shall give the Lender not less than three (3) Business Days prior written notice thereof, specifying the amount and date of such proposed termination or reduction, and (ii) any partial reduction of the unused portions of the Term Loan Commitments shall be in an aggregate minimum amount of one million dollars ($1,000,000) and an integral multiple of five hundred thousand dollars ($500,000) (or, if less, the remaining aggregate unused portions of the Tenn Loan Commitments).
ARTICLE III
PAYMENTS TO THE LENDER
Section 3.1    General Procedures.
(a)    Subject to Section 3.3(a), the Borrower will make each payment, which it owes under the Financing Documents to the Lender, in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by the Lender not later than 12:00 p.m. New York City, New York time, on the date such payment becomes due and payable. Any payment received by a Lender after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Financing Document under which such payment is due. All computations of fees and interest payable under this Agreement shall be computed on the basis of a 360-day year of twelve 30-day months. Interest and fees shall accrue during each period during which such interest or fees are computed from (and including) the first day thereof to (but excluding) the last day thereof.
Section 3.2    Place of Payment.  Payments becoming due and payable under the Financing Documents shall be made at the Lender’s account or, at the election of the Lender, by wire transfer to a bank and account specified by the Lender. The Lender may at any time, by written notice to the Borrower at least ten (10) Business Days prior to the due date of a payment to be made by the Borrower to the Lender, change the place of payment of any such payments.
Section 3.3    Taxes. The Borrower covenants and agrees that:
(a)    Any and all payments by or on account of any obligation of the Borrower under the Financing Documents shall be made free and clear of, and without deduction or withholding for, any Taxes; provided that if the Borrower or applicable withholding agent shall be required by applicable Law to deduct or withhold any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary by the Borrower so that after making all required deductions or withholdings (including deductions or withholdings of Indemnified Taxes applicable to additional sums payable under this Section 3.3(a)), the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or applicable withholding agent shall make such deductions or withholdings, and (iii) the Borrower or applicable withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.
(b)    The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
(c)    The Borrower shall indemnify the Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Lender, on or with respect to any payment by or on account of any obligation of the Borrower under the Financing Documents (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.3) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of any Taxes by the Borrower or applicable withholding agent to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(e)
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (e)(ii) and (h) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person (as defined in Section 770l(a)(30) of the Code) shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 ce1tifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Lender that is not a U.S. Person (as defined in Section 770l(a)(30) of the Code, any such Lender, a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 88l(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W- 8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Fom1 W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(f)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.
(g)    If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that the Lender has complied with the Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), FATCA shall include any amendments made to FATCA after the Effective Date. The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
(h)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.3 (including by the payment of additional amounts pursuant to this Section 3.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Each party's obligations under this Section 3.3 shall survive any assignment of rights by the Lender, the termination of the Term Loan Commitment and the repayment, satisfaction or discharge of all obligations under the Financing Documents. For purposes of this Section 3.3, the term “applicable Law” includes FATCA.

ARTICLE IV
CONDITIONS PRECEDENT
Section 4.1    Conditions Precedent to Effective Date. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which each of the following conditions is satisfied (or waived by the Lender):
(a)    All Transaction Expenses due and payable on or prior to the Effective Date, in each case, to the extent invoiced at least three (3) Business Days prior to the Effective Date, shall have been paid, or shall be paid substantially concurrently with the Initial Borrowing hereunder or on the Effective Date, as applicable.
(b)    The Lender shall have received a certificate of a Responsible Officer of each Loan Party setting forth (i) resolutions of its board of directors (or comparable governing body) with respect to the authorization of such Loan Party to execute and deliver the Financing Documents to which it is a party and to perform the transactions contemplated herein and therein, (ii) the incumbency and specimen signatures of such Responsible Officers of such Loan Party who are authorized to sign the Financing Documents to which it is a party, (iii) the articles or certificate of formation of such Loan Party certified as of a recent date not more than fifteen (15) days prior to the Effective Date by the Secretary of State of the State of Delaware and (iv) the operating agreement or bylaws of such Loan Party.
(c)    The Lender shall have received from each party thereto counterparts of each Financing Document.
(d)    The Lender shall have received (i) audited consolidated balance sheets and related consolidated statements of operations, stockholders’ equity and cash flows of the Borrower for the Fiscal Year ended December 31, 2023, (ii) the Borrower Model, (iii) an unaudited pro forma balance sheet of the Borrower and its Subsidiaries on a consolidated basis (giving effect to the Transactions) as of September 30, 2024 and (iv) the annual budget required to be delivered pursuant to Section 6.l(k).
(e)    Collateral Perfection Matters. The Collateral Agent shall have received:
(i)    the Intercreditor Agreement and each Collateral Document, duly executed by each party thereto;
(ii)    an appropriately completed UCC-1 financing statement, which has been duly authorized for filing by the appropriate Person, naming the Collateral Agent as secured party, in a form appropriate for filing under each jurisdiction as may be necessary to perfect the security interests purported to be created by the Collateral Documents, coveting the applicable Collateral;
(iii)    copies of UCC, judgment and tax lien search reports, as of a recent date reasonably acceptable to the Lender, listing all effective financing statements naming the Parent and the Borrower as debtor and that are filed in the jurisdictions in which the UCC- 1 financing statements will be filed in respect of the Collateral and each jurisdiction where the Parent and the Borrower have assets, none of which shall cover the Collateral except to the extent evidencing Excepted Liens; and
(iv)    evidence that the Borrower has made arrangements to deliver to the Collateral Agent the original certificate representing the Equity Interests that are pledged pursuant to the Pledge and Security Agreement, together with an original undated transfer power for each such certificate executed in blank by a duly Responsible Officer of the Borrower.
(f)    Legal Opinion. The Lender shall have received an opinion of Orrick, Herrington & Sutcliffe LLP, special New York counsel to the Loan Parties and the Parent, in form and substance reasonably acceptable to the Lender.
(g)    Solvency Certificate. The Lender shall have received a solvency certificate from a Responsible Officer of the Loan Parties in the form of Exhibit B.
(h)    Certificate of Good Standing. The Lender shall have received a certificate as of a recent date not more than fifteen (15) days prior to the Effective Date of the appropriate state agency where each of the Loan Parties is formed with respect to the existence, qualification and good standing.
(i)    KYC Information. The Lender shall have received from the Loan Parties at least five (5) Business Days prior to the Effective Date, to the extent reasonably requested in writing by the Lender at least ten (10) Business Days prior to the Effective Date, all documentation and other information that the Lender reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and a duly executed W-9 (or other applicable tax form) for the Borrower.
(j)    Material Adverse Effect. Since December 31, 2023, there has been no occurrence, development, change, event, or loss affecting the Loan Parties that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.2    Conditions Precedent to each Borrowing. The obligation of the Lender to make Term Loans on any Borrowing Date (including on the Effective Date) is subject to the fulfillment of the following conditions (unless, in each case, waived by the Lender):
(a)    The representations and warranties of the Borrower contained in Article V or any other Financing Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Borrowing Date in all material respects, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date.
(b)    No Default or Event of Default shall exist, or would result from the Borrowing or from the application of the proceeds thereof.

(c)    The Lender shall have received a duly executed Borrowing Request on or before the date required pursuant to Section 2.2(a).
(d)    After giving effect to the Borrowing of Term Loans, the Borrower will be in compliance, on a pro forma basis, with the financial covenants set forth in Section 6.15.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BORROWER
The Borrower makes the representations and warranties contained in this Article V to the Lender with respect to itself and each Loan Party. Unless a representation and warranty is expressly made solely as of a specific date, each such representation and warranty shall be deemed made as of the Effective Date and the date of any Borrowing:
Section 5.1    Organization; Powers. Each Loan Party (a) is validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to cany on its business as now conducted, and (c) is qualified to do business in, and is in good standing in, (i) Delaware and (ii) every other jurisdiction where such qualification is required, except where, in case of this clause (c)(ii), failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.2    Authority; Enforceability. The Transactions are within each Loan Party’s limited liability company power and have been duly authorized by all necessary limited liability company action, and, if required, member or manager action (including any action required to be taken by the sole member of each Loan Party). Each Financing Document to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, each enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 5.3    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person (including shareholders or any class of directors or managers, as applicable, whether interested or disinterested, of a Loan Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Financing Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect (b) will not violate any applicable material provision of Law or the charter, bylaws or other Organizational Documents of the Loan Parties or any order of any Governmental Authority applicable to it, (c) will not violate or result in a default under any material contractual obligation or agreement binding upon any Loan Party, and (d) will not result in the creation or imposition of any Lien on any Property of the Loan Parties (other than Excepted Liens).
Section 5.4    No Default. No Default or Event of Default has occurred and is continuing.

Section 5.5    Litigation. Other than as provided on Schedule 5.5, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting any Loan Party that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in any Material Adverse Effect.
Section 5.6    Compliance with Laws. Each Loan Party is in material compliance with all Laws applicable to it, and possesses all material licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary as of the date this representation is made for the ownership of its property and the conduct of its business.
Section 5.7    Investment Borrower Act. None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
Section 5.8    Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) has paid or caused to be paid all Taxes required to have been paid by or on behalf of it, other than in each case of clauses (a) and (b) above, Taxes that are being contested in good faith by appropriate proceedings and for which each Loan Party, as applicable, has set aside on its books adequate reserves in accordance with GAAP.
Section 5.9    Disclosure: No Material Misstatements. None of the reports, financial statements, certificates or other factual information furnished by or on behalf of the each Loan Party in writing to the Lender in connection with the negotiation of this Agreement, or any other Financing Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time, it being understood that (i) any such projected financial information is merely a prediction as to future events and is not to be viewed as fact, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results, and such differences may be material.
Section 5.10    Use of Proceeds. The proceeds of the Loans shall be used solely in accordance with Section 7.5. No Loan Party is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock (within the meaning of Regulation T, U or X of the Board) and no part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
Section 5.11    Solvency. After giving effect to the Transactions contemplated hereby (a) the sum of the Debt (including contingent liabilities) of the Borrower does not exceed the present fair saleable value of the present assets of the Borrower and (b) the Borrower has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations, beyond its ability to pay such debts as they become due (whether at maturity or otherwise).
Section 5.12    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Each Loan Party and their respective directors, officers, and to the Borrower’s and Parent’s knowledge, employees and agents acting on behalf of any Loan Party are in compliance with Anti-Corruption Laws, applicable Anti-Money Laundering Laws, and applicable Sanctions. None of the Loan Patties nor any of their respective directors, officers, employees, or, to the Borrower’s and Parent’s knowledge, any of their respective agents acting on behalf of any Loan Party is a Sanctioned Person. No direct or indirect use of proceeds or other transaction by the Borrower contemplated by this Agreement or the other Financing Documents will violate any Anti-Corruption Law, applicable Anti-Money Laundering Laws or applicable Sanctions.
Section 5.13    Subsidiaries.
(a)    Ownership; Equity Interests. Schedule 5.13 contains a complete and correct list of the Persons owned by the Borrower, showing, as to each Person, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by the Borrower and each Subsidiary, and indicates which Subsidiaries are PPA Subsidiaries.
(i)    Schedule 5.13 shall be updated (i) on each Borrowing Date, to the extent of any change, (ii) within two (2) Business Days following any date on which the Borrower forms, acquires or divests ownership interests in any direct or indirect Subsidiary, and (iii) within two (2) Business Days following any date on which a Subsidiary becomes or ceases to be a PPA Subsidiary in accordance with this Agreement.
(ii)    As of the date hereof and as of the date of any update to Schedule 5.13, the Borrower represents and warrants to the Lender that (i) all of the outstanding Equity Interests of each such Person shown in Schedule 5.13 as being owned by the Borrower and its Subsidiaries have been validly issued and are owned by the Borrower or another Subsidiary, (ii) all of the outstanding Equity Interests of the Borrower have been validly issued and are owned by the Parent free and clear of any Lien other than Excepted Liens, (iii) all of the outstanding Equity Interests in each PPA Subsidiary are owned either by another PPA Subsidiary, the applicable Intermediate Holdco, the Borrower or an investor pursuant to an Additional Capital Source Investment, and (iv) the Subsidiaries shown on Schedule 5.13 are the only direct or indirect Subsidiaries of the Borrower.
Section 5.14    ERISA; Employees. Neither the Borrower nor any of the Subsidiaries of the Borrower (a) has any employees or (b) maintains, sponsors, contributes to or has any liability or obligation (contingent or otherwise) in relation to any “employee benefit plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended.
Section 5.15    No Material Adverse Effect. No Material Adverse Effect has occurred since the Effective Date.

Section 5.16    Pari Passu Ranking. The payment obligations of the Borrower hereunder and under the Loans are and will at all times constitute direct secured obligations of the Borrower, and are and will at all times rank no less than pari passu with all other present and future Debt of the Borrower.
Section 5.17    No Material Liabilities. As of the Effective Date, the Loan Parties have no material contingent liabilities or material Debt required under GAAP to be disclosed in a consolidated balance sheet of the Borrower that were not included in the financial statements delivered to the Lender on or prior to the Effective Date or otherwise disclosed in writing to the Lender prior to the Effective Date.
Section 5.18    Deposit Account and Security Accounts. No Loan Party has any Deposit Accounts or Securities Accounts, except those accounts subject to a Control Agreement or otherwise permitted hereunder.
Section 5.19    Power Purchase Agreements. (a) Schedule 5.19 includes a list of all of the Power Purchase Agreements, including any amendments thereto, to which a Loan Party is a party, in effect as of the Effective Date, (b) each Power Purchase Agreement is in full force and effect, except for such termination or expiration thereof in accordance with their respective stated terms and not as a result of a default thereunder, and none of the Loan Parties or, to any Loan Party's knowledge, any other party thereto, is in material breach or default thereunder that is continuing and (c) with respect to the Power Purchase Agreements for which an Acceptable Letter of Credit has been posted and remains outstanding, except as has been previously disclosed in writing to the Lenders as required pursuant to this Agreement and except as expressly permitted pursuant to this Agreement, none of the Power Purchase Agreements have been amended, modified or terminated in any material manner.
Section 5.20    Interconnection Agreements. (a) Schedule 5.20 includes a list of all of the Interconnection Agreements, including any amendments thereto, to which a Loan Party is a party, in effect as of the Effective Date, (b) each Interconnection Agreement is in full force and effect, except for such termination or expiration thereof in accordance with their respective stated terms and not as a result of a default thereunder, and none of the Loan Parties or, to any Loan Party’s knowledge, any other party thereto, is in material breach or default thereunder that is continuing and (c) with respect to the Interconnection Agreements for which an Acceptable Letter of Credit has been posted and remains outstanding, except as has been previously disclosed in writing to the Lenders as required pursuant to this Agreement and except as expressly permitted pursuant to this Agreement, none of the Interconnection Agreements have been amended, modified or terminated in any material manner.
ARTICLE VI
AFFIRMATIVE COVENANTS
Until all other amounts payable under the Financing Documents shall have been paid in full (other than contingent indemnity obligations for which no claims have been made), the

Borrower hereby covenants and agrees with the Lender that, it shall and shall cause each Intermediate Holdco and each PPA Subsidiary, as applicable, to:
Section 6.1    Financial Statements; Other Information. Furnish to the Lender:
(a)    Financial Statements.
(i)    Annual Financials. As soon as available and in any event within one- hundred twenty (120) days after the end of each Fiscal Year, the Borrower will deliver a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of operations, members' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified without qualification by independent public accountants of national or regional recognized standing acceptable to the board of directors (or comparable governing body) of the Borrower as fairly presenting, in all material respects, the financial condition and results of operations of the Borrower and its Subsidiaries and as having been prepared in accordance with GAAP, in all material respects, applied on a consistent basis.
(ii)    Quarterly Financials. As soon as practicable and in any event within forty- five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the Borrower will deliver an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated and consolidating statements of operations, members' equity and cash flows for such fiscal quarter, all in reasonable detail and certified by an Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition and results of operations of the Borrower and as having been prepared in accordance with GAAP, in all material respects, applied on a consistent basis and the audited financial statements of the Borrower, excluding customary footnotes and year-end adjustments.
(iii)    Monthly Financials. As soon as practicable and in any event within forty- five (45) days after the end of each calendar month (including the last calendar month of the Borrower's Fiscal Year), the Borrower will deliver a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of operations and cash flows for such month, and for the portion of the Fiscal Year ended at the end of such month setting forth in each case, to the extent applicable, in comparative form the figures for the corresponding periods of the previous Fiscal Year and the figures for such month and for such portion of the Fiscal Year ended at the end of such month, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition and results of operations of the Borrower and its Subsidiaries and as having been prepared in accordance with GAAP, in all material respects, applied on a consistent basis, and with the audited financial statements of the Borrower, excluding customary footnotes and year-end adjustments, together with a reconciliation against the most recent annual budget delivered to Lender pursuant to Section 6.l(k).

(b)    Certificate of Compliance. Not later than thirty (30) days after the end of each Fiscal Quarter (commencing with September 30, 2024), a certificate of the Responsible Officer of the Borrower: (i) certifying as to compliance by the Borrower with Section 6.15 as of the most recently ended Fiscal Quarter, (ii) certifying to such Responsible Officer's knowledge, whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (iii) attaching an updated, complete, and accurate version of Schedule 5.13, if applicable, identifying each Subsidiary, if any, created or acquired by the Borrower or any other Subsidiary during such Fiscal Quarter.
(c)    Information Regarding Loan Parties. Prompt written notice (and in any event within ten (10) days prior thereto or such later date as the Lender may agree) of any change (i) in the organizational name of a Loan Party, (ii) in the location of the chief executive office or principal place of business of a Loan Party, (iii) in the identity or organizational structure or in the jurisdiction of incorporation or formation of the Borrower, (iv) in a Loan Party’s organizational identification number in such jurisdiction of organization, and (v) in a Loan Party's federal taxpayer identification number.
(d)    Tax Related Information. Promptly (i) any written notice received by a Loan Party from any federal or state taxing or revenue authority challenging any material federal or state tax position taken by a Loan Party or claiming that a Loan Party has not fully paid any material federal or state income Taxes or (ii) any written notice of an audit, administrative or judicial proceeding or dispute, in each case, with respect to any Tax Credits claimed by a Loan Party.
(e)    Notices of Material Events. Promptly, but in any event within ten (10) Business Days of a Responsible Officer of the Borrower gaining knowledge of the occurrence thereof, written notice of the following: (i) the occurrence of any Default or Event of Default; (ii) any litigation that, if adversely determined, could result in liabilities of a Loan Party in excess of five hundred thousand dollars ($500,000) or could reasonably be expected to result in a Material Adverse Effect, (iii) any investigations by any Governmental Authority, any material correspondence with any Governmental Authority, or any change in the regulatory status or treatment of a Loan Party, in each case involving the Borrower and that causes a Material Adverse Effect to occur; (iv) any incurrence of Liens on the assets of the Borrower in excess of five hundred thousand dollars ($500,000), in each case in connection with Debt for borrowed money, and any other matter, event or development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
(f)    Notices of Defaults under Asset Level Financing. Promptly, but in any event within ten (10) Business Days of a Responsible Officer of a Loan Party gaining knowledge of the occurrence thereof, written notice of the occurrence of any default or event of default under any Asset Level Financing accompanied with reasonably detailed information regarding the nature of such default, including, in the case of a payment default, the payment amounts in question.
(g)    Power Purchase Agreement Default. Promptly upon receipt thereof, copies of all notices of any breach, Event of Default, force majeure event, termination, amendment or material dispute received by any Loan Party with respect to any Power Purchase Agreement to which a Loan Party is a party to and for which an Acceptable Letter of Credit has been posted and remains outstanding, except to the extent such event could not reasonably be expected to result in a Material

Adverse Effect; provided that, if an Event of Default has occurred and is continuing, then the obligations of this Section 6.l(g) shall apply to any Power Purchase Agreement listed on Schedule 5.19.
(h)    Asset Level Financing and Equity Contributions. At least ten (10) Business Days prior to (i) the signing date of any Asset Level Financing, notice that a PPA Subsidiary intends to enter into an Asset Level Financing, and (ii) an equity contribution in a PPA Subsidiary by a Loan Party, notice that such Loan Party intends to do so. Each such notice shall be revocable by the Borrower as necessary.
(i)    Impairment Testing. Upon (i) the occurrence of any (A) Disposition by the Borrower or any of its Subsidiaries in an aggregate amount in excess of $5,000,000 that is not otherwise in the ordinary course of business and results in consideration to the Borrower or its Subsidiary less than the book value (as measured in accordance with GAAP) of the businesses, assets and/or other Properties that are so Disposed, (B) a Casualty Event reasonably expected to be in an aggregate amount in excess of $5,000,000 (after deducting any casualty insurance proceeds reasonably expected to be received in connection with such Casualty Event), (C) Fundamental Change in an aggregate amount in excess of $5,000,000 involving any Subsidiary of the Borrower and any Person other than another Subsidiary of the Borrower, (D) issuance of Equity Interests by any Subsidiary of the Borrower in an aggregate amount in excess of $5,000,000 to any Person other than the Borrower or any Subsidiary of the Borrower, (E) acceleration of, or material default, under any aggregate Debt in an amount greater than $5,000,000 of any Subsidiaries of the Borrower, (F) final, non-appealable judgments that would result in a monetary liability of the Borrower or any Subsidiaries of the Borrower in an aggregate amount in excess of $5,000,000, (G) any involuntary or voluntary bankruptcy proceeding has commenced by or against any Subsidiary of the Borrower or (H) any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority has been adversely determined against any Subsidiary of the Borrower and results in obligations or liabilities determined in such action, suit, investigation or proceeding to have a monetary value in excess of $5,000,000 or otherwise has a material and adverse impact on the ability of such Subsidiary or Subsidiaries to conduct business as intended that is reasonably expected to have an Impairment Loss in an amount greater than $5,000,000 or (ii) the reasonable request of any Lender, the Borrower shall engage an independent appraiser mutually agreed to by the Borrower and Lender to value the Impairment Loss. For the avoidance of doubt, in the case of clause (i)(E) above, the independent appraiser will be permitted to analyze the non-defaulting Subsidiaries as well as the Subsidiary or Subsidiaries subject to acceleration or material default under such Debt described in subclause (E) above; provided that the review by the appraiser of any non-defaulting Subsidiaries shall not result in an increase in the value attributed to such Subsidiary. If an independent appraiser is not mutually agreed upon by the Borrower and Lender, an independent appraiser will be selected from the agreed list of appraisers attached hereto as Schedule 6.1, in the order of priority set forth therein. The engagement of such independent appraiser (x) if engaged pursuant to clause (i) of the first sentence of this Section 6.1(i) shall be at the sole cost of the Borrower and (y) if engaged pursuant to clause (ii) of the first sentence of this Section 6.1(i), (1) shall be at the sole cost of the Borrower the first time the Lender requests the engagement of an independent appraiser in a given Fiscal Quarter and (2) if an independent appraiser has on a separate occasion been engaged at the request of the Lender during a given Fiscal Quarter, at the sole cost of the Lender.

(j)    Power Purchase Agreement Execution. No later than ten (10) Business Days prior to the signing date of any power purchase agreement, notice that such Loan Party intends to enter into such power purchase agreement.
(k)    Budget. The Borrower shall, as a condition precedent to the Effective Date and no later than thirty (30) days before the commencement of each calendar year thereafter, deliver the annual budget with respect to such calendar year (or, in the case of the first budget, in respect of the period through the first full calendar year), which budget shall be reasonably detailed and substantially on the same form as the budget delivered on the Effective Date.
Section 6.2    Existence; Conduct of Business.
(a)    The Loan Parties shall at all times maintain in full force and effect its legal existence in a jurisdiction of the United States, and their qualification to do business and good standing in each jurisdiction in which the character of properties owned by it or in which the transaction of its business as conducted or proposed to be conducted by it makes such qualification necessary.
(b)    The Borrower shall use commercially reasonable efforts to cause, or cause its Subsidiaries to cause, each Approved Project to be developed, financed, constructed, and operated in accordance with prudent industry practice and the annual budget approved by the Lender hereunder.
Section 6.3    Payment of Taxes. The Loan Parties will pay all of their material Tax liabilities before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and each Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or where the non-payment of such Tax liabilities would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 6.4    Books and Records; Inspection Rights. The Loan Parties will keep proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities. Each Loan Party will, at the Lender’s sole cost and expense, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that so long as no Default or Event of Default has occurred and is continuing, only one (1) inspection shall be permitted during any Fiscal Year.
Section 6.5    Compliance with Laws. Each Loan Party will comply with all material Laws and material contractual obligations applicable to it or its Property.
Section 6.6    Further Assurances. Each Loan Party at its sole expense will promptly (a) execute and deliver to the Lender or the Collateral Agent (as applicable) all such other documents, agreements and instruments reasonably requested by the Lender or the Collateral Agent to comply with covenants and agreements of a Loan Party in the Financing Documents and (b) upon the reasonable request of the Lender or the Collateral Agent, take all further actions necessary or appropriate to create, preserve and maintain the security interests granted to the Collateral Agent in the Collateral pursuant to the Collateral Documents.
Section 6.7    Sanctions.
(a)    [Reserved.]
(b)    None of the funds or assets of a Loan Party that are used to pay any amount due pursuant to the Loans shall constitute funds obtained from transactions with or relating to Sanctioned Persons or a Sanctioned Country or are funds whose use to pay any amount due pursuant to the Loans would otherwise result in a violation of Sanctions by any party to this Agreement.
(c)    Each Loan Party shall maintain policies and procedures reasonably designed to prevent violations of applicable Anti-Corruption Laws and Sanctions Laws.
Section 6.8    Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain, through either an individual policy or as part of a group policy, with financially sound and reputable insurance companies (at the time the relevant coverage is placed or renewed), insurance (a) in such amounts and against such risks as are customarily maintained in accordance with sound business practices by companies engaged in the same or similar businesses operating in the same or similar locations and (b) in accordance with all applicable Law and its material contractual obligations.
Section 6.9    Pari Passu Ranking; Security.
(a)    Each Loan Party shall cause the payment obligations of the Borrower hereunder to constitute direct secured obligations of such Loan Party and to rank no less than pari passu with all other present and future Debt of the Borrower.
(b)    The Borrower shall preserve and maintain the security interests granted under the Collateral Documents, including taking any such action at its cost and expense to promptly discharge any Lien (other than any Excepted Lien) on the Collateral in which the Borrower or any PPA Subsidiary has an interest, and undertake all actions which are necessary or appropriate to: (i) maintain the Collateral Agent’s security interest in the Collateral in which the Borrower or any PPA Subsidiary has an interest in full force and effect at all times (including the priority thereof), and (ii) preserve and protect the Collateral and protect and enforce the rights and title of the Borrower and the PPA Subsidiaries and the rights of the Collateral Agent to the Collateral in which the Borrower or any PPA Subsidiary has an interest, including the making or delivery of all filings and recordations, the payment of all fees and other charges and the issuance of supplemental documentation requested by the Collateral Agent.
Section 6.10    Pledge of Additional Equity Interests; Exclusivity. The Borrower will (a) promptly notify the Collateral Agent in writing of any Equity Interests of the Borrower or a PPA Subsidiary constituting Collateral issued after the Effective Date, (b) pledge to the Collateral Agent for the benefit of the Secured Parties all such Equity Interests, pursuant to the Pledge and Security Agreement or supplement thereto, (c) deliver any certificates representing such Equity Interests, along with stock powers or other instruments of transfer indorsed in blank, to the

Collateral Agent in accordance with Section 4.07 of the Pledge and Security Agreement and (d) concurrently with the issuance of an Acceptable Letter of Credit under the LC Facility Agreement (i) cause each applicable Grantor (as defined in the Pledge and Security Agreement) to enter into an accession agreement to the Pledge and Security Agreement and to deliver an appropriately completed UCC financing statement to perfect the security interests purported to be created by such accession agreement and (ii) deliver an updated Schedule I, II and III to the Pledge and Security Agreement.
Section 6.11    Use of Proceeds. The Loan Parties will use the proceeds of the Loans for the payment of transaction costs and expenses incurred in connection with this Agreement and the other Financing Documents, including repayment of Unpaid Drawings, interest and other costs under the LC Facility Agreement, and the development, construction and operation of geothermal energy, transmission and delivery of renewable power from geothermal energy resources in the United States that are similar in nature to the Approved Projects.
Section 6.12    Cash Management. Each Loan Party will deposit, or cause to be deposited, as soon as practicable following the receipt thereof, all of such Loan Party’s collections into accounts subject to a Control Agreement.
Section 6.13    Accounts. Not later than the earlier of (a) the date an Acceptable Letter of Credit is issued under the LC Facility Agreement, or (b) thirty (30) days following the Effective Date, each Loan Party shall ensure execution and delivery to Collateral Agent of a Control Agreement for each Deposit Account and Securities Account entered into by the depositary institution maintaining each such account and pursuant to which such depositary institution maintaining such account shall agree to comply solely with the Collateral Agent’s instructions with respect to the disposition of funds in such account upon the occurrence and continuance of an Event of Default without the consent of any other Person.
Section 6.14    Power Purchase Agreements.
(a)    Each Loan Party will perform and observe all of the terms and provisions of each Power Purchase Agreement to be performed or observed by it, maintain each such Power Purchase Agreement to which it is a party in full force and effect, and enforce such Power Purchase Agreement in accordance with its material terms, except to the extent such failure could not reasonably be expected, together with all such failures then occurring, to cause a Material Adverse Effect.
(b)    No later than five (5) Business Days after a Subsidiary enters into a power purchase agreement pursuant to Section 7.9(c), the Borrower shall deliver to the Lender (i) a true, correct and complete copy of such Power Purchase Agreement and any amendments or modifications thereto and (ii) an updated Schedule 5.19 to reflect the most recent Power Purchase Agreement.
Section 6.15    Financial Covenants.
(a)    The Borrower shall maintain a ratio of Net Asset Value to Total Exposure Amount, for the last Fiscal Quarter ended prior to a Measuring Date of greater than or equal to 2.50 to 1.00.

(b)    The Borrower will not permit the ratio of (i) Total Debt to (ii) the sum of (A) equity capital contributions made to the Borrower and each of its subsidiaries as of the date of calculation (including, for the avoidance of doubt, any Additional Capital Source Investments) plus (B) the Total Debt as of the last day of any Fiscal Quarter to be in excess of 0.60 to 1.00.
(c)    The Borrower will not permit the ratio of (i) the Total Exposure Amount to (ii) the Total Consolidated Capital as of the last day of any Fiscal Quarter to be in excess of 0.40 to 1.00.
Section 6.16    Fiscal Year; GAAP. The Borrower will, for financial reporting purposes:
(a)    cause each of its, and its Subsidiaries’ fiscal years to end on December 31 of each year; and
(b)    cause each of its, and its Subsidiaries’ quarterly and annual financial statements to be prepared in accordance with GAAP, as in effect from time to time, and shall not change the policy or method of accounting used to prepare such financial statements without the prior written consent of the Lender.
ARTICLE VII
NEGATIVE COVENANTS
Until all amounts payable under the Financing Documents have been paid in full (other than contingent indemnity obligations for which no claims have been made), the Borrower covenants and agrees with the Lender that it shall and shall cause each Intermediate Holdco and each PPA Subsidiary, as applicable, to:
Section 7.1    Debt. The Loan Parties will not incur, create, assume or suffer to exist any Debt, except:
(a)    the obligations (including the Obligations) of the Loan Parties arising under this Agreement or any other Financing Document;
(b)    Debt of any Loan Party in respect of contingent obligations resulting from (A) the endorsement of negotiable instruments received in the ordinary course of its business and (B) indemnities provided under the Financing Documents;
(c)    Debt of any Loan Party arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds or arising in the ordinary course of business;
(d)    Debt of any Loan Party consisting of judgments which do not constitute an Event of Default under Section 8.1(g);
(e)    Taxes or customs duties, arising in the ordinary course of business;
(f)    Debt of any Loan Party arising from the honoring by a bank or other financial institution of a check, draft or similar·instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(g)    Debt in respect of netting services, overdraft protections and otherwise m connection with deposit accounts;
(h)    Debt of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, financial assurances and completion guarantees and similar obligations in each case provided in the ordinary course of business and not in connection with Debt for borrowed money, including those incurred to support obligations under (A) workers’ compensation, unemployment insurance, health, disability and other employee benefits and other social security laws, including in respect of casualty or liability insurance or self-insurance, or other Debt with respect to reimbursement type obligations regarding workers compensation claim and (B) safety and environmental obligations in the ordinary course of business and not in connection with Debt for borrowed money;
(i)    To the extent constituting Debt, contingent obligations under or in respect of obligations to pay insurance premiums incurred in the ordinary course of business and not serviced with Debt for borrowed money;
(j)    To the extent constituting Debt, obligations under Project Documents that are not Debt for borrowed money;
(k)    Debt of any Loan Party provided by another Loan Party; provided that such Debt is pledged to the Collateral Agent pursuant to the Pledge and Security Agreement;
(l)    Debt under Asset Level Financings if (x) the applicable Intermediate Holdco owns at least fifty-one (51%) of the Equity Interests in the borrower thereof and maintains Control of such borrower, (y) the borrower thereof is a Released PPA Subsidiary, and (z) the Borrower notified the Lender of the Asset Level Financing pursuant to Section 6. 1(h); and
(m)    Debt that constitutes any Additional Capital Sources.
Section 7.2    Liens. The Loan Parties will not create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except Excepted Liens.
Section 7.3    Restricted Payments. No Loan Party will declare or make a Restricted Payment, or make any deposit for any Restricted Payment, except any PPA Subsidiary may declare and pay dividends or make distributions to (a) the Borrower (or to the applicable Intermediate Holdco for further dividend or distribution to the Borrower) and (b) any additional investor in an Intermediate Holdco pursuant to an Additional Capital Source Investment, provided that any such Restricted Payment under subclause (b) must (i) be made in the ordinary course of business, (ii) occur concurrently with a proportionate dividend or distribution to the Borrower (or to the applicable Intermediate Holdco for further dividend or distribution to the Borrower), (iii) occur following final completion of the Project, (iv) occur in accordance with the terms of any applicable Asset Level Financing and (v) no Default or Event of Default shall have occurred and be continuing.

Section 7.4    Investments. The Loan Parties will not make any Investments in or to any Person, except that the foregoing restriction shall not apply to:
(a)    Investments existing or contemplated as of the Effective Date;
(b)    accounts receivable arising in the ordinary course of business;
(c)    Cash Equivalent Investments; and
(d)    Investments made by a Loan Party (i) in or to any of its direct or indirect Subsidiaries or (ii) in the direct or indirect purchase or acquisition of any Property comprised of or relating to Equity Interests of another Person holding assets, in each case, relating to geothermal generation facilities or any other Property related thereto (including development rights) located within the geographic boundaries of the United States of America.
Section 7.5    Use of Proceeds. None of the Borrower or any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Financing Documents to violate Regulation U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.
Section 7.6    Fundamental Changes; Mergers; Etc. The Loan Parties will not (a) consummate any consolidation, amalgamation, demerger, plan of division, merger or reconstruction, or any analogous arrangement or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, or (b) wind up, liquidate or dissolve or take any action that would result in its liquidation or dissolution (any such action or transaction described in the foregoing clauses (a) and (b), “Fundamental Changes”).
Section 7.7    Transactions with Affiliates. The Loan Parties will not, and will cause their Subsidiaries not to, enter into any transaction of any kind, with any Affiliate of the Loan Parties or such Subsidiary, whether or not in the ordinary course of business, unless (a) such transactions are upon fair and reasonable terms no less favorable to each such Loan Party or Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate and (b) the counterparty to each such transaction is the Borrower or a Subsidiary of the Loan Parties listed on Schedule 5.13.
Section 7.8    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Loan Parties will not request any Loans, and the Loan Parties and their respective directors, officers, employees and agents shall not use, lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, the proceeds of any Loans directly or knowingly indirectly (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.9    Entry and Amendments to Organizational Documents and Certain Agreements.
(a)    The Loan Parties will not enter into any Swap Agreements (including any other agreements involving or including hedging obligations and hedging and hedge-like obligations in respect of energy, ancillary services and capacity attributes or other products) except to the extent entered into the ordinary course of business and not for speculative purposes.
(b)    The Loan Parties will not amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) their Organizational Documents in any manner that would be materially adverse to the interest of the Lender, for the avoidance of doubt, any amendment that (i) limits the Lender’ foreclosure rights on the Collateral, (ii) limits the assignability of Equity Interests in the Loan Parties, or (iii) affects the priority of payment of the Lender’s Collateral, is deemed to be adverse to the interest of the Lenders.
(c)    No Subsidiary will enter into any power purchase agreement (or similar agreement) or any power option, swap or similar agreement for the sale of power from a Project unless such agreement (i) is entered into on an aims-length basis on commercially reasonable terms, (ii) with a counterparty that has, or the obligations of which are guaranteed by a Person that has, a long-term senior unsecured non-credit enhanced debt of at least BBB- from S&P or Fitch or Baa3 from Moody’s (with the lower rating controlling in the event of a split rating), and (iii) reasonably would be expected to support an Asset Level Financing of the applicable Project.
Section 7.10    Change in Business.
(a)    The Borrower shall not engage in any business or activity, or form or permit any Subsidiary to engage in any business or activity, other than: (i) as a holding company to own and hold the Equity Interests of the Subsidiaries and other Persons as expressly permitted hereunder, (ii) pursuant to any express provisions of the Financing Documents or (iii) any business substantially related or incidental thereto.
(b)    The Borrower shall not permit any Subsidiary to primarily engage in any other business or activity other than (i) the development, construction, acquisition, operation, maintenance and ownership of Projects in the United States and related activities, including power generation, storage, sale and marketing and the acquisition, management, ownership, lease and sale of real property in connection geothermal energy generation facilities and other related activities arising in the ordinary course of business, (ii) as a holding company to own and hold the Equity Interests of certain Subsidiaries or (iii) any business substantially related or incidental thereto.
(c)    No Loan Party will issue or transfer any Equity Interests (whether for value or otherwise) to any Person, except that (i) the Parent may make additional contributions to the capital of the Borrower, (ii) any PPA Subsidiary may issue Equity Interests to the Borrower or to the applicable Intermediate Holdco, and (iii) in connection with the consummation of any Additional Capital Source, any Loan Party may issue or transfer up to forty-nine (49%) of the Equity Interests in any Intermediate Holdco or PPA Subsidiary to any non-Affiliate Person so long as (A) such Person is not a Sanctioned Person, (B) such Person has the financial wherewithal to perform its equity contribution obligations in connection with the Organizational Documents of such Intermediate Holdco or PPA Subsidiary and the terms of any existing or anticipated Asset Level Financing, and (C) the Borrower at all times maintains Control of such Intermediate Holdco or PPA Subsidiary; for the avoidance of doubt, nothing contained in this clause shall prohibit the pledge by any Intermediate Holdco of its Equity Interests in the applicable Released PPA Subsidiary pursuant to an Asset Level Financing.
Section 7.11    Consolidation, Merger; Etc. No Loan Party will (a)(i) liquidate, wind-up or dissolve, (ii) sell, lease or otherwise transfer or dispose of all or substantially all of its property, assets or business except as permitted pursuant to Section 7.10(c), (iii) combine, consolidate with, or merge into or with, any other Person, (b) change its legal form, or (c) purchase or otherwise acquire any substantial part of the equity interests in or assets of any Person (or any division thereof) except as permitted pursuant to Section 7.4(d).
Section 7.12    Permitted Dispositions. No Loan Party will Dispose of any material portion of its assets (including accounts receivable) to any Person in one transaction or a series of transactions unless such Disposition is otherwise expressly permitted by the terms of this Agreement or is:
(a)    of inventory (including all sales of energy and capacity products and any ancillary services) or obsolete, damaged, worn-out or surplus assets Disposed of in the ordinary course of business;
(b)    of Cash Equivalent Investments in the ordinary course of business;
(c)    of electric energy and capacity and renewable energy credits under the Power Purchase Agreements; or
(d)    of Equity Interests that is a direct result of the consummation of an Additional Capital Source.
Section 7.13    Modification of Certain Agreements.
(a)    No Loan Party will consent to any amendment, supplement, waiver or other modification of its Organizational Documents if as a result thereof there could reasonably be expected to be a Material Adverse Effect on the lights or remedies of the Lender. Except to the extent any of the following actions, either individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect (taken as a whole after giving effect to all applicable amendments, modifications, changes, consents, waivers and approvals), and the Borrower provides to the Lender a true, correct and complete copy of each such amendment, modification, change, consent, waiver and approval, no PPA Subsidiary that has an Acceptable Letter of Credit on its behalf shall amend, modify or change any material term or condition of any Power Purchase Agreement or give any consent, waiver or approval thereunder, or waive any default under or any breach of any term. or condition of any Power Purchase Agreement for so long as such Acceptable Letter of Credit remains outstanding.
(b)    No PPA Subsidiary shall assign a Power Purchase Agreement or its rights thereunder or give consent, waiver or approval for assignment thereof by the counterparty thereto.

Section 7.14    Accounts; Depositary Agreement. The Loan Parties will not establish or maintain any Deposit Account or Securities Account, other than accounts subject to a Control Agreement.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
Section 8.1    Events of Default. Each the following events shall constitute an “Event of Default”:
(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof at a date fixed for prepayment thereof, by acceleration or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 8.l(a)) payable under any Financing Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) Business Days;
(c)    the Borrower shall fail to pay any other monetary Obligations and such default shall continue unremedied for a period of ten (10) Business Days after such amount was due;
(d)    any representation or warranty made or deemed made by or on behalf of a Loan Patty or the Parent in or in connection with any Financing Document or any amendment or modification of any Financing Document or waiver under such Financing Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Financing Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made (or if already qualified by materiality or Material Adverse Effect, incorrect in any respect when made or deemed made); provided that it shall not be an Event of Default under this clause(d) if the fact or circumstance giving rise to such representation or warranty being incorrect is susceptible to cure and is cured within thirty (30) days after any Responsible Officer of a Loan Patty obtains knowledge of such breach; provided, further, that if (A) such default is not cured within such cure period, (B) such default is susceptible to cure and (C) the relevant Loan Party is proceeding with diligence and in good faith to cause such default to be cured, then such cure period shall be extended to sixty (60) days;
(e)    the Borrower or the Parent shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those otherwise specified in this Article VIII) or any other Financing Document; provided that it shall not be an Event of Default under this clause (e) if such failure is remedied within a period of thirty (30) days after the earlier to occur of (1) notice thereof from the Lender or (2) a Responsible Officer of the Borrower becoming aware of such default; provided, further, that if (x) such failure is not remedied within such thirty (30) day period, (y) such default is susceptible to cure and (z) the Borrower is proceeding with diligence and in good faith to cause such default to be cured, then such cure period shall be extended to sixty (60) days;

(f)    a Loan Party shall default (whether in payment or otherwise) in respect of any Debt in an amount greater than two million dollars ($2,000,000);
(g)    any one or more non-monetary judgments that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against a Loan Party, except, in each case, (i) such judgment or order which is discharged, or otherwise bonded or stayed pending appeal, within sixty (60) days after its entry or (ii) such judgment or order is covered by independent third-party insurance as to which the insurer is rated at least “A-” by A.M. Best Borrower, has been notified of the potential claim and does not dispute coverage;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent or a Loan Party or its or their respective debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar· official for the Parent or a Loan Patty or for a substantial part of its or their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Parent or a Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar· official for the Parent or a Loan Patty for a substantial part of its or their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    (i) any Financing Document after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Parent or the Borrower, as applicable (other than due to the acts or omissions of the Lender or the LC Lender); provided that such cessation shall not constitute an Event of Default if cured within two (2) Business Days after any Responsible Officer of a Loan Party obtains knowledge thereof; (ii) the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Financing Document; provided that the failure of any such Lien to be valid or perfected shall not constitute an Event of Default if such cessation has been cured within five (5) Business Days after any Responsible Officer of the Borrower obtains knowledge thereof, and such valid and perfected Lien (with priority described in such Collateral Document) is restored; or (iii) the Parent, a Loan Patty or their Affiliates shall contest the validity or enforceability of any Financing Document in writing, deny in writing that it has any further liability under any Financing Document to which it is a party or shall contest the validity or perfection of any Lien on any Collateral purported to be covered by the Collateral Documents, or repudiate any Financing Document in writing; and

(k)    any Event of Default shall have occurred and be continuing under the LC Facility Agreement.
Section 8.2    Consequences of Event of Default. Subject to the Intercreditor Agreement, if any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may, (a) by notice to the Borrower, declare the Term Loan Commitments to be zero, and the obligation of the Lender to extend Loans to be terminated, whereupon the same shall terminate, and (b) by notice to the Borrower, declare the sum of(i) all or any portion of the outstanding principal amount of the Loans and other Obligations and (ii) all accrued and unpaid interest thereon, to be due and payable without further notice, demand or presentment, whereupon such amount shall be and become immediately due and payable.
Section 8.3    Remedies. Subject to the Intercreditor Agreement, upon the occurrence of an Event of Default that is continuing, the Lender may protect and enforce its lights under the Financing Documents by any appropriate proceedings, including (i) proceedings for specific performance of any covenant or agreement contained in any Financing Document or (ii) to direct the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents. All rights, remedies and powers conferred upon the Lender under the Financing Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Financing Documents or at Law or in equity.
Section 8.4    Application of Proceeds. Subject to the Intercreditor Agreement, after the exercise of remedies provided for herein, any amounts received on account of the Obligations shall be applied by Collateral Agent in the following order:
FIRST, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel) payable to the Collateral Agent (if any);
SECOND, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel) (other than principal, interest and Commitment Fees, LC Commitment Fees (as defined in the LC Facility Agreement) and LC Posting Fees (as defined in the LC Facility Agreement)) payable to the Lender and the LC Lender, as applicable, ratably among them in proportion to the amounts described in this clause SECOND payable to them;
THIRD, to payment of that portion of the Secured Obligations constituting accrued and unpaid Commitment Fees, LC Commitment Fees (as defined in the LC Facility Agreement) and LC Posting Fees (as defined in the LC Facility Agreement), and interest on the Loans and Unpaid Drawings, as applicable, ratably among the Lender and the LC Lender in proportion to the respective amounts described in this clause THIRD payable to them;
FOURTH, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Unpaid Drawings, ratably among the Lender and LC Lender in proportion to the respective amounts described in this clause FOURTH held by them;
FIFTH, to the LC Lender, to Cash Collateralize that portion of Secured Obligations comprised of the aggregate undrawn amount of Acceptable Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower or the relevant PPA Subsidiary pursuant to Section 2.8 of the LC Facility Agreement; and
SIXTH, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable Law.
ARTICLE IX
RELEASE OF PPA SUBSIDIARIES
Section 9.1    Release of PPA Subsidiaries. On the date that each of the following conditions are satisfied, the assets of arid ownership interests in the applicable Released PPA Subsidiary shall be automatically released without the need to deliver any instrument or performance of any act by any Person from the Liens created by the Collateral Documents, and all obligations (other than those expressly stated to survive such termination) of such Released PPA Subsidiary hereunder:
(a)    in the case of an Asset Level Financing:
(i)    all Acceptable Letters of Credit issued on behalf of such Released PPA Subsidiary have been canceled in a manner reasonably acceptable to the LC Lender;
(ii)    any Unpaid Drawings resulted from the drawing of an Acceptable Letter of Credit issued for the benefit of such Released PPA Subsidiary have been fully repaid;
(iii)    such PPA Subsidiary has delivered to the Lender and the LC Lender a copy of the executed credit agreement (or similar· documentation) under the Asset Level Financing, together with any ancillary agreements entered into in connection therewith or any schedules or exhibits to any of the foregoing;
(iv)    such PPA Subsidiary has delivered to the Lender and the LC Lender a copy of the base case financial model for the Asset Level Financing; and
(v)    the applicable Intermediate Holdco owns at least fifty-one percent (51%) of the Equity Interests of and Controls such PPA Subsidiary;
(b)    in the case of an Additional Capital Source Investment in an Intermediate Holdco that owns such PPA Subsidiary:
(i)    all Acceptable Letters of Credit issued on behalf of such Released PPA Subsidiary have been canceled in a manner reasonably acceptable to the LC Lender;
(ii)    any Unpaid Drawings resulted from the drawing of an Acceptable Letter of Credit issued for the benefit of such Released PPA Subsidiary have been fully repaid;
(iii)    such Intermediate Holdco has delivered to the Lender and the LC Lender a copy of the executed investment agreement and/or Organizational Documents (or similar documentation) in connection with the Additional Capital Source Investment; and

(iv)    the applicable Intermediate Holdco owns at least fifty-one percent (51%) of the Equity Interests of and Controls such PPA Subsidiary.
ARTICLE X
MISCELLANEOUS
Section 10.1    Waivers and Amendments; Entire Agreement. No failure or delay (whether by course of conduct or otherwise) by the Lender or in exercising any right, power or remedy which the Lender may have under any of the Financing Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by the Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other light, power or remedy. No waiver of any provision of any Financing Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on the Borrower shall in any case of itself entitle the Borrower to any other or further notice or demand in similar or other circumstances. This Agreement and the other Financing Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and, subject to the Intercreditor Agreement, no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Financing Documents shall be valid or effective against any party thereto unless the same is in writing and signed by each Person party thereto.
Section 10.2    Survival of Agreements; Cumulative Nature. All of the Borrower’s various representations, warranties, covenants and agreements in the Financing Documents shall survive the execution and delivery of this Agreement and the other Financing Documents and the performance hereof and thereof, including the Loans, the extensions of credit under the LC Facility Agreement and the Financing Documents, and shall further survive until all of the Obligations are paid in full to the Lender and all of the Lender’s obligations to the Borrower are terminated. The rights, powers, and privileges granted to the Lender and the LC Lender in the Financing Documents, are cumulative, and, except for expressly specified waivers and consents, no Financing Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to the Lender of any such representation, warranty, indemnity, covenant, right, power or privilege.
Section 10.3    Notices. All notices, requests, consents, demands and other communications required or permitted under any Financing Document shall be in writing, unless otherwise specifically provided in such Financing Document, and shall be deemed sufficiently given or furnished if delivered by personal delivery, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to the Borrower at the address of the Borrower specified below and to the Lender at the address specified below (unless changed by similar notice in writing given by the particular Person whose address is to be changed), or by e-mail. Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of registered or certified United States mail, three (3) days after deposit in the mail, or (c) in the case of e-mail, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement). Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.1 and requests for consent pursuant to Article VII, and to distribute Financing Documents for execution by the patties thereto, and may not be used for any other purpose; provided that any notices by the Borrower in connection with the Financing Documents may be delivered by electronic mail.
If to the Borrower:
Fervo HoldCo LLC
c/o Fervo Energy Company
910 Louisiana Street, Suite 4400
Houston, TX 77002
Attn: CFO
T: 206-557-9828
E: [***]
If to the Parent:
Fervo Energy Company
910 Louisiana Street, Suite 4400
Houston, TX 77002
Attn: CFO
T: 206-557-9828
F: [***]
If to Mercuria:
Mercuria Energy Trading SA
20 E. Greenway Plaza, Suite 650
Houston, Texas 77046
Attn: Anthony Salese
T: 203-413-3383
G: [***]
Section 10.4    Payment of Expenses: Indemnity.
(a)    Payment of Expenses. The Borrower will, within thirty (30) days after any invoice or other statement or notice other than as required under Section 4.l(a), pay: (i) all Other Taxes in connection with the execution and delivery of this Agreement or any of the other Financing Documents or any other document or transaction referred to herein or therein; (ii) all fees and expenses in accordance with this Agreement; (iii) all reasonable and documented costs and expenses incurred by or on behalf of the Lender (including attorneys’ fees, consultants’ fees and engineering fees, travel costs, due diligence costs and expenses, and other miscellaneous costs and expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Financing Documents and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Financing Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Financing Document, (3) the issuances hereunder and other action reasonably required in the course of administration hereof, or (4) monitoring or confirming (or preparation or negotiation of any document related to) the Borrower’s compliance with any covenants or conditions contained in this Agreement, in any Financing Document; and (iv) all reasonable and documented costs and expenses incurred by or on behalf of the Lender (including attorneys’ fees, consultants’ fees and accounting fees) in connection with the preservation of any rights under the Financing Documents or the defense or enforcement of any of the Financing Documents (including this section), any attempt to cure any breach thereunder by the Borrower, or the defense of the Lender’s exercise of its rights thereunder.
(b)    Indemnity. The Borrower agrees, within thirty (30) days after written demand therefor (including documentation reasonably supporting such request), to indemnify and hold harmless the Lender, each Affiliate of the Lender, and each of the foregoing’s respective directors, officers, employees, partners, representatives, advisors and agents (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, liabilities and expenses of any kind or nature (including reasonable and documented out-of-pocket legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement or any other Financing Document, (ii) any matters contemplated by this Agreement or any other Financing Document or (iii) the use or the contemplated use of the proceeds of the Loans, and will reimburse each Indemnified Patty for all reasonable and_ documented out-of-pocket expenses (including reasonable and documented attorneys’ fees, expenses and charges) (the foregoing, the “Indemnified Claims”), in each case, on demand as they are incurred in connection with any of the foregoing (in all cases, whether or not caused by or arising, in whole or in part, out of the sole or contributory, active or passive, imputed, joint or technical negligence of such Indemnified Party and whether arising in contract or in tort or otherwise; if any Person (including Borrower or any of its Affiliates) ever alleges gross negligence, bad faith or willful misconduct by any Indemnified Party, the indemnification provided for in this section shall nonetheless be paid upon demand as they are incurred in connection with the Indemnified Claims in accordance with this section, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final non-appealable judgment as to the extent and effect of the alleged gross negligence, bad faith or willful misconduct of the Indemnified Party); provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from such Indemnified Party’s own gross negligence, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The Borrower also agrees that no Affiliate, Lender or creditor of the Borrower is intended to be, and none of such Persons shall be, third patty beneficiaries of this Agreement, and therefore no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to any such Person arising out of, related to or in connection with this Agreement or any other Financing Document. The Borrower also agrees that no Indemnified Patty will have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Borrower arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence, bad faith or willful misconduct. The Borrower shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party. The indemnity provided by the Borrower hereunder shall be applicable to Indemnified Claims occurring after the Effective Date that are related to or arising from events and circumstances occurring or existing prior to the Effective Date. Each Indemnified Party, by its acceptance of the benefits of this Section 10.4, agrees to refund and return any and all amounts paid by the Borrower (or on its behalf) to it if, pursuant to limitations on indemnification set forth in this Section 10.4, such Indemnified Party was not entitled to receipt of such amounts. This Section 10.4(b) shall not apply with respect to Taxes (which are covered in Section 3.3) other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
Section 10.5    Successors and Assigns. All grants, covenants and agreements contained in the Financing Documents shall bind and inure to the benefit of the parties thereto and their respective successors and permitted assigns; provided that (a) the Borrower may not assign or transfer any of its rights or delegate any of its duties or obligations under any Financing Document without the prior written consent of the Lender and/or the LC Lender, as applicable, (b) unless an Event of Default under Sections 8.l(a), (b), (j). or (k) has occurred and is continuing (in which case, the Lender may freely assign or transfer this Agreement or any other Financing Document or any of its rights or delegate any of its duties or obligations hereunder or under any Financing Document, to any Person other than a Prohibited Party and otherwise not in contravention of securities or other applicable Law), no Lender may assign nor transfer any of its rights or delegate any of its duties or obligations under any Financing Document without the prior written consent of the Borrower, except that Lender may, without consent, (A) transfer any of its rights or delegate any of its duties or obligations under any Financing Document to an Affiliate of the Lender or (B) make any direct or indirect pledge, hypothecation, mortgage or other encumbrance with respect to obligations of the Borrower under the Financing Documents in connection with one or more debt financings, in respect of which the pledgee or any Person acting on its or their behalf may have the light to any exercise of remedies with respect to any such debt financing, including any foreclosure or transfer in lieu of foreclosure or any other sale or disposition of the Collateral (including any lights of the Lender hereunder), and the Borrower will provide such cooperation as is reasonably requested by the Lender in connection with such Collateral assignment, and (c) no Lender may undertake or permit any transaction or series of related transactions (whether such transaction occurs by a sale or exchange of assets, sale or exchange of Equity Interests, merger, conversion, recapitalization, other business combination or indirect sale of Equity Interests, or otherwise) that, after giving effect thereto, results in the record owner of the Equity Interests of the Lender prior to such transaction and their Affiliates (other than management rollover participants in such transaction and their Affiliates thereof) having record ownership, directly or indirectly after the consummation of such transaction, of less than fifty percent (50%) (determined by the percentage of liquidating distributions the record Lender of Equity Interests would receive upon a liquidation of the Lender or other surviving entity immediately after consummation of such transaction) of the Equity Interests of the Lender or the surviving or acquiring company (any such transaction, a “Lender Change in Control”). In connection with any assignment by the Lender for which Borrower’s prior written consent is required, the Lender shall provide such information regarding the name and address of the assignee of the Loan as the Borrower shall reasonably request.
Section 10.6    Register. Lender, acting solely for this purpose as an agent of the Borrower (but, if there is more than one Lender, the Borrower itself), shall maintain a register for the recordation of the names and addresses of the Lenders, and the Term Loan commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and each Lender, at any reasonable time and from time to time upon reasonable prior notice.
Section 10.7    Confidentiality.
(a)    Notwithstanding the termination of this Agreement and except as otherwise provided herein or in this subsection (a) or subsection (b) below, each party hereto shall maintain the confidentiality of any information delivered to it or any of its Affiliates by any other patty to this Agreement in connection with the transactions contemplated by or otherwise pursuant to the Financing Documents that is proprietary or confidential in nature (including the identity of any LC Lender or Lender under this Agreement and the LC Facility Agreement) (the “Confidential Information”) and shall not, without the prior written consent of the owner of such Confidential Information disclose any such information to another Person.
(b)    Subject to Section 10.7(d), the parties hereto may disclose Confidential Information to its Affiliates and its and their respective employees, directors, officers, members, managers, attorneys, or investment advisors to whom such disclosure is necessary the execution or effectuation hereof, provided that such patty notifies all such Persons of the confidential nature of the Confidential Information and such Persons at·e bound or agree to be bound by substantially similar terms and conditions as those stated in this Section 10.7. The patties hereto may also disclose Confidential Information (i) to any Person that offers to purchase any security of any of its Affiliates, (ii) to effect compliance with any Law applicable to it, (iii) in response to any subpoena or other legal process, and (iv) in connection with any litigation to which it is a party.
(c)    If any party hereto is requested or required by legal process (including Law, oral questions, interrogatories, request for information or documents, subpoena, and civil investigative demand) to disclose any Confidential Information, then, to the extent legally permitted to do so, such disclosing patty shall promptly notify the owner of the Confidential Information, as applicable, of such request prior to complying with such process so that the owner of the Confidential Information may seek an appropriate protective order or waive the respondent’s compliance with this Section. If, after the disclosing party gives such notice to the owner of the Confidential Information and after providing such owner a reasonable opportunity to obtain a protective order or to grant such waiver (so long as the granting of such time does not put the disclosing party in breach of its obligations to disclose), the disclosing party is nonetheless legally compelled to disclose such information, the disclosing patty may do so without violating this section.

(d)    Any Confidential Information which becomes publicly available through no breach by the relevant party hereunder or a breach by a third party of a confidential obligation to the relevant party hereunder, or which is received from a third party that does not, to the knowledge of the relevant party wishing to disclose such information, owe a duty of confidentiality with respect to such information, shall no longer be deemed to be Confidential Information.
Section 10.8    Governing Law; Submission to Process. EXCEPT TO THE EXTENT THAT THE LAW OF ANOTHER JURISDICTION IS EXPRESSLY ELECTED IN A FINANCING DOCUMENT, THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY (A) SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE AND COUNTY OF NEW YORK, (B) AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT AND ANY OF ITS SUBSIDIARIES IN ANY LEGAL PROCEEDING RELATING TO THE FINANCING DOCUMENTS OR THE OBLIGATIONS BY ANY MEANS ALLOWED UNDER NEW YORK OR FEDERAL LAW, AND (C) WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH PROCEEDING BEING IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY MAKES THE FOREGOING SUBMISSIONS, AGREEMENTS, CONSENTS AND WAIVERS ON BEHALF OF EACH OF ITS SUBSIDIARIES.
Section 10.9    Limitation on Interest. The Lender, the Borrower and the other parties to the Financing Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Financing Documents shall ever be construed to provide for interest in excess of the maximum amount of interest permitted to be contracted for, charged, or received by applicable Law from time to time in effect. Neither the Borrower nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Financing Documents which may be in conflict or apparent conflict herewith.
Section 10.10    Termination; Limited Survival. In its discretion, the Borrower may at any time that no Obligations are owing (other than indemnity obligations and similar obligations that survive the termination of this Agreement for which no notice of a claim has been received by the Borrower) elect in a written notice delivered to the Lender to terminate this Agreement. Upon receipt by the Lender of such a notice, if no such Obligations are then owing this Agreement and all other Financing Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder; provided that notwithstanding the foregoing or anything in any Financing Document to the contrary, any waivers or admissions made by the Borrower in any

Financing Document, any Obligations under Section 3.3 or any analogous provision under the LC Facility Agreement, any obligations which any Person may have to indemnify or compensate the Lender shall survive any termination of this Agreement or any other Financing Document. At the request and expense of the Borrower, the Lender shall prepare and execute all necessary instruments to reflect and effect such termination of the Financing Documents. In particular, and without limitation of any other provision of a Financing Document, the obligations of the Borrower and the Lender, as applicable, under Sections 3.3, 10.4, 10.8, and 10.13, of this Agreement, and each analogous provision set forth in the LC Facility Agreement shall survive the termination of this Agreement.
Section 10.11    Severability. If any term or provision of any Financing Document shall be determined to be illegal or unenforceable all other terms and provisions of the Financing Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.
Section 10.12    USA PATRIOT Act Notice. The Lender notifies the Borrower that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow it to identify the Borrower in accordance with the Patriot Act.
Section 10.13    Waiver of Jmy Trial, Punitive Damages, Etc. EACH OF THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY WRY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE FINANCING DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES” AS DEFINED BELOW, PROVIDED THAT NOTHING CONTAINED IN THIS CLAUSE SHALL LIMIT THE BORROWER’S INDEMNIFICATION OBLIGATIONS TO THE EXTENT SET FORTH IN SECTION 10.4(b) AND TO THE EXTENT SUCH SPECIAL DAMAGES ARE INCLUDED IN ANY THIRD PARTY CLAIM IN CONNECTION WITH WHICH SUCH INDEMNIFIED PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER FINANCING DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES

NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.
Section 10.14    Conflicts. In the event of a conflict between the express provisions of this Agreement and any express provision of any other Financing Document (other than the Intercreditor Agreement), the express provisions of this Agreement shall govern.
Section 10.15    Counterpaits; Electronic Transmission. This Agreement and the Financing Documents may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement. This Agreement and the Financing Documents may be validly executed and delivered by facsimile or by “PDF” or other similar electronic transmission.
Section 10.16    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, the other Financing Documents and the transactions contemplated hereby (including amendments or other notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.17    Original Issue Discount. THE TERM LOANS HAVE BEEN OR WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, ISSUE DATE, AMOUNT OF ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY MAY BE OBTAINED BY WRITING TO THE BORROWER AT 910 LOUISIANA STREET, SUITE 4400 HOUSTON, TX 77002, ADDRESSING DAVID URLEY, CHIEF FINANCIAL OFFICER.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FERVO HOLDCO LLC,
as the Borrower

By:	/s/ Timothy Latimer
Name:	Timothy Latimer
Title:	Manager
[Signature Page to Credit Agreement]

MERCURIA ENERGY TRADING SA,
as the Lender

By:		/s/ Guillaume Vermersch
	Name:	Guillaume Vermersch
	Title:	Manager
Mercuria Energy Trading S.A.
[Signature Page to Credit Agreement]

SCHEDULES TO CREDIT AGREEMENT

Schedule 5.5: Litigation
[***]
2

Schedule 5.13: Subsidiaries
[***]
3

Schedule 5.19: Power Purchase Agreements
[***]
4

Schedule 5.20: Interconnection Agreements
[***]
5

Schedule 6.1: Appraisers
[***]
6

EXHIBIT A
[***]
Exhibit A to Credit Agreement

EXHIBIT B
[***]
Exhibit B to Credit Agreement

EXHIBIT C-1
[***]
Exhibit C-1-1

EXHIBIT C-2
[***]
Exhibit C-2-1

EXHIBIT C-3
[***]
Exhibit C-3-1

EXHIBIT C-4
[***]
EXHIBIT C-4-1